UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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VERSO CORPORATION

(Name of Registrant as Specified In Its Charter)

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This filing contains the following communication, which was distributed by Verso Corporation on January 6, 2020:

1.	Press Release, dated January 6, 2020

Verso Mails Letter to Stockholders, Highlighting Diversity, Independence and Expertise of Board

Contrasts Strength of Verso’s Board Versus Atlas/Blue Wolf’s Conflicted, Non-Additive Nominees

Urges Stockholders to Vote FOR Pixelle Transaction, Verso’s Director Nominees and All Other Company Proposals at Upcoming Annual Meeting

MIAMISBURG, Ohio, January 6, 2020 -- Verso Corporation (NYSE: VRS) ("Verso" or the "Company") today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s upcoming 2019 Annual Meeting of Stockholders, scheduled for January 31, 2020. Stockholders will be asked to make two important decisions at the Annual Meeting. In addition to other proposals, they will vote for seven nominees who will sit on the Company’s Board of Directors, as well as approve the sale of Verso’s Androscoggin and Stevens Point mills to Pixelle Specialty Solutions LLC (the “Pixelle Transaction”). Verso stockholders of record at the close of business on December 16, 2019, are entitled to notice and to vote upon these proposals at the Annual Meeting. The proxy statement and other important information related to the Annual Meeting can be found online at http://www.proxyvoting.com/VRS.

The Verso Board of Directors (the “Board”) unanimously recommends that stockholders vote “FOR” ALL seven of Verso’s nominees on the WHITE proxy card TODAY.

The Verso Board mailed the following letter to stockholders:

January 6, 2020

Dear Fellow Stockholders,

Verso’s Board of Directors is confident that the Company has significant value creation potential as it continues to execute the transformation Verso has underway.

We continue to make the business more resilient as we address the headwinds we face in the paper industry. After we made the difficult decision to shut down our Luke mill in June 2019, we recognized we had to do more in order to position Verso for success. The strategic review of our entire organization that we initiated in June 2019 is designed to accelerate our strategy amid declining consumer demand and imported graphic papers flooding the market. Specifically, our objectives include prioritizing our focus on our graphics operations and investing in our remaining operations to make the business more resilient to market volatility. We are also focused on operational efficiency, and have managed SG&A costs to the lowest level of our peer group through process improvements and controls.

The Pixelle Transaction is a result of a thorough and comprehensive strategic review process. We believe it offers strategic advantages in the current environment and maximizes value for Verso stockholders. It will also realign Verso’s strategic focus and provide greater flexibility to take advantage of future opportunities. We expect that our remaining mills will be streamlined, debt-free operations and will generate significant cash flow and higher EBITDA margins to enable us to enhance our competitive market position and create future growth. Looking ahead, we are confident that post-transaction Verso has attractive assets with which to generate profitable growth.

Your vote is critically important this year, as Atlas/Blue Wolf has launched a self-serving and distracting proxy contest to elect three of its hand-picked nominees to the Board, which we believe will impede the progress we are making on our transformation.

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At the upcoming Annual Meeting, you will be asked to make an important decision regarding the composition of the Company’s Board that will impact the future of the Company and the value of your investment in Verso. We strongly recommend that you elect the Verso directors by voting the WHITE proxy card today “FOR” ALL Verso’s seven qualified and experienced director nominees: Dr. Robert K. Beckler, Paula H. J. Cholmondeley, Randy J. Nebel, Steven D. Scheiwe, Jay Shuster, Adam St. John and Nancy M. Taylor.

VERSO HAS TAKEN DECISIVE ACTION TO REFRESH ITS BOARD BASED ON STOCKHOLDER FEEDBACK

Verso’s Board takes its responsibility to stockholders seriously. Verso is focused on carefully selecting a Board that is highly qualified, committed to acting in your best interests and has the right mix of skills and expertise. With the assistance of leading executive search firms, throughout 2019 the Company undertook a professional process to build a best-in-class Board and accelerate refreshment and diversity.

With input from Verso’s stockholders, the significant refreshment and changes the Board has recently made include:

•	Four of six independent directors have been nominated to stand for election in the last eight weeks: Nancy M. Taylor, Randy J. Nebel, Dr. Robert K. Beckler and Paula H. J. Cholmondeley.
•	Alan Carr and Eugene Davis will not stand for re-election.

Illustrating Verso’s ongoing refreshment, the Company noted that following the Annual Meeting, if elected:

•	Five of the Company’s seven directors will have joined the Board in less than one year.
•	Six of seven directors will be independent with our CEO as the remaining member.

VERSO’S NOMINEES WILL UTILIZE COLLECTIVE EXECUTIVE LEADERSHIP EXPERIENCE AND INDUSTRY KNOWLEDGE TO DRIVE SUCCESS FOR VERSO

We are confident that if elected, our Board and management team will continue to lead Verso forward and enhance value for all stockholders. With the election of our seven nominees, the Board will have more than 150 years of collective paper industry experience, and a majority of our director nominees are highly experienced experts in the paper and manufacturing industries. Additionally, each of our director nominees has past experience selling enterprises and post-sale operations. Their financial, operational and governance experience provides us with the deep understanding necessary to execute on our strategy and enhance stockholder value. Notably, the three directors Atlas/Blue Wolf is proposing to replace with their nominees provide critical institutional knowledge and continuity, as well as fresh perspective.

Ms. Taylor brings unique experience as a former public company CEO, having successfully implemented a growth and market diversification strategy as well as a rigorous capital project approval process for the organization she led. With a broad set of skills in strategy development, M&A, global operations, commercial experience, corporate governance and business turnaround and growth, Ms. Taylor's capabilities resulted in the successful expansion into new markets by her company, and Verso will benefit from her experience.

Mr. Scheiwe’s professional background, including serving as CEO at Teletrac, has enabled him to gain substantial knowledge of business planning and execution, M&A, finance and other aspects of managing a business enterprise. This experience has contributed to effective oversight and guidance as a Verso director. Mr. Scheiwe’s service as a director of several other public and private companies provides him with diverse experience to better serve Verso and increase his knowledge of effective corporate governance.

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As the former President and COO of Rock-Tenn Company, Mr. Shuster’s in-depth understanding of the paper industry and overall business has enhanced his service as a Verso director. With substantial operational and financial management experience, his oversight and guidance is highly valued at the Company.

Both Dr. Beckler and Mr. Nebel possess expertise in Verso’s remaining business lines of Kraft papers and market pulps, and Mr. Nebel also has extensive graphics paper experience. These insights will be especially important to our business following the Pixelle transaction.

With years of leadership roles and experience in the paper industry, Ms. Cholmondeley and Mr. St. John, Verso’s CEO, will round out our seven director nominees with relevant executive experience. Ms. Cholmondeley, whose nomination was announced in December, has held an impressive array of executive leadership roles in the paper industry and has extensive experience in corporate governance. Mr. St. John is a 27-year veteran of the paper industry, and has substantial experience in manufacturing and operations.

In short, we believe our nominees’ collective experience is well-aligned with Verso’s increased focus on graphics operations on a go-forward basis. Furthermore, several of your directors have led operational and transformational processes and navigated paper industry cycles, which we believe will support Verso’s continued evolution, trajectory and outperformance versus peers. With the current slate of nominees, the Board believes that it has directors with a range of knowledge, experience, skills and diversity to provide sound oversight and guidance with respect to Verso’s business and operations.

Our nominees include:

Dr. Robert K. Beckler • Seasoned paper industry executive and consultant who has served in several leadership roles • Extensive operating and manufacturing experience

Paula H. J. Cholmondeley • Former paper industry executive with deep leadership and directorship experience • Principal consultant for corporate governance

Randy J. Nebel • Executive officer experience at a publicly traded manufacturer of pulp and paper • Significant industry, financial and leadership skills

Steven D. Scheiwe • President of Ontrac Advisors, Inc. • Expert in managing distressed debt issues for private equity firms, companies and funds

Jay Shuster • Managing Member of Shuster Group where he advises on strategic and operational planning, M&A and turnaround management issues • Operational and financial experience in the paper industry

Adam St. John • 27-year veteran of the paper industry • Long-standing member of the Verso Senior Leadership Team • Substantial experience in manufacturing and operational roles

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Nancy M. Taylor

• Over 20 years of senior management experience in operational and commercial roles

• Former chief executive officer of a publicly traded global manufacturer

• Named one of WomenInc.'s 2019 Most Influential Corporate Directors

ATLAS/BLUE WOLF CANDIDATES ARE HIGHLY CONFLICTED AND OFFER NO ADDITIVE VALUE

We believe that Atlas/Blue Wolf’s nominees are not additive to the skills and expertise of the existing and nominated Board members. Two out of three of Atlas/Blue Wolf’s nominees have conflicts of interest and we believe are subject to considerable influence from Atlas/Blue Wolf.

•	Timothy Lowe serves as a director and operating partner of Twin Rivers Paper, which is a direct competitor to Verso. He is also a shareholder of Twin Rivers and a compensated advisor to Atlas/Blue Wolf. Based on prior negotiation discussions that have occurred between Verso and Atlas/Blue Wolf, Twin Rivers is also the very asset that Atlas/Blue Wolf wants to merge with Verso.
o	Unbeknownst to Verso at the time, Mr. Lowe served as the Atlas/BlueWolf-appointed chief negotiator during discussions regarding a new Master Labor Agreement with Verso’s organized workforce, which was a condition of Atlas/Blue Wolf’s purchase of Verso assets in 2018.
o	Without Verso’s knowledge of the terms, the negotiations resulted in a proposed agreement which was not beneficial to Verso, which ultimately made future agreements with the organized workforce more difficult due to the egregious promises made by Mr. Lowe, and led to an organizing campaign at one of our non-union mills as a result of the Atlas/Blue Wolf’s negotiating tactics.

•	Jeffrey Kirt is a repeat nominee of Lapteus in other proxy contest situations, including a failed attempt to be elected to a Board in a separate situation in 2019.
o	As a recurring activist nominee, we believe if elected, Mr. Kirt would be subject to major influence from Atlas/Blue Wolf and carry out its self-serving agenda.
o	Mr. Kirt’s lack of experience in operations, turnaround strategy and the paper industry pales in comparison to the deep experience Verso’s nominees possess in these critical areas.
•	Sean Erwin is not additive to Verso’s slate of nominees, which is composed of seven highly qualified individuals, six of whom are independent and all of whom bring experience in areas that are directly relevant and important to the Company’s business and continued success.

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We believe Atlas/Blue Wolf has no substantial plan for Verso beyond gaining effective control of the Company to implement a self-serving agenda. In fact, Atlas/Blue Wolf initially nominated four individuals to serve on the Verso Board, but later reduced their slate to three nominees due to the lack of a credible strategic plan, which is critical to majority control. Atlas/Blue Wolf desperately needs effective control of Verso and our attractive assets in order to influence and facilitate a possible transaction with the Company on terms favorable to Atlas/Blue Wolf, as it relates to their existing portfolio assets, including Twin Rivers Paper. We believe Atlas/Blue Wolf’s ultimate goal is to seek an exit strategy for their poor performing portfolio assets at the expense of Verso’s stockholders. While the Verso Board would prefer to forego the cost and expense of a proxy contest, it will not approve nominees who are not additive to the Board simply to avoid one.

DO NOT ALLOW ATLAS/BLUE WOLF’S DEMANDS AND DISREGARD FOR GOOD CORPORATE GOVERNANCE TO DESTROY VERSO

Unlike the activist hedge funds that typically engage in proxy contests, Atlas/Blue Wolf are private equity firms that own companies that directly compete with Verso. Atlas/Blue Wolf has already made repeated attempts to weaken the competitive positioning of Verso through a potential combination with its portfolio company, Twin Rivers Paper, which your Board prevented. Now, Atlas/Blue Wolf is again attempting to destroy the value of your investment in Verso by pursuing their self-serving agenda through their competing slate of nominees. Based on Atlas/Blue Wolf’s past behaviors, we believe these non-additive individuals will exhibit an utter disregard for good corporate governance practices, which Atlas/Blue Wolf required as conditions for a cooperation agreement that the Board could not accept. Moreover, in the proposed cooperation agreement, Atlas/Blue Wolf demanded removal of certain governance provisions that protected all stockholders, including the restriction that Atlas/Blue Wolf could not trade Verso stock and allowing their nominees to freely share material, non-public information with Atlas/Blue Wolf – information that would be unavailable to other stockholders and that could be used to undermine Verso's commercial position relative to Atlas/Blue Wolf’s competing paper assets.

PROTECT YOUR INVESTMENT AND VOTE THE WHITE PROXY CARD TODAY!

YOUR VOTE IS IMPORTANT – VOTE TO ENSURE VERSO’S HIGHLY QUALIFIED NOMINEES CAN CONTINUE THE COMPANY’S TRANSFORMATION

Your vote “FOR” our director nominees will help ensure that ALL Verso stockholders will reap the benefits of our positive momentum.

Please use the enclosed WHITE proxy card to vote today “FOR” ALL seven of Verso’s nominees listed on the WHITE proxy card: Dr. Robert K. Beckler, Paula H. J. Cholmondeley, Randy J. Nebel, Steven D. Scheiwe, Jay Shuster, Adam St. John and Nancy M. Taylor. Simply follow the easy instructions on the enclosed proxy card to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

On behalf of the Verso Board and management team, we thank you for your continued support during this pivotal moment our Company’s history.

Sincerely,

Dr. Robert K. Beckler	Paula H. J. Cholmondeley	Randy J. Nebel	Steven D. Scheiwe
Jay Shuster	Adam St. John	Nancy M. Taylor

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If you have questions or need assistance in voting your WHITE proxy card please contact:

1407 Broadway, 27th Floor

New York, New York 10018

proxy@mackenziepartners.com

(212) 929-5500

or

Toll-Free (800) 322-2885

About Verso

Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance. A leading North American producer of specialty and graphic papers, packaging and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results. Verso's long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all. Verso's passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products. This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users. For more information, visit us online at versoco.com.

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Forward-Looking Statements

In this letter to stockholders, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act,” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act.” Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and other similar expressions. They include, for example, statements relating to our business and operating outlook; assessment of market conditions; and the growth potential of the industry in which we operate. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on us. Actual results could vary materially depending on risks and uncertainties that may affect us and our business. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the long-term structural decline and general softening of demand facing the paper industry; our exploration of strategic alternatives, including the possible sale or merger of our entire company or a material portion of our business and our ability to consummate any such strategic transactions, including the proposed sale of our Androscoggin Mill and Stevens Point Mill; the risk that the purchase agreement for the sale transaction would limit our ability to pursue other strategic alternatives to the sale transaction; the risk that the purchase agreement for the sale transaction might expose us to contingent liabilities; risks related to our ability to obtain stockholder approval for the sale transaction; the risk that the pending sale transaction could create unknown impacts on our future prospects; the risk that the amount of net proceeds that we would receive from the sale transaction is subject to uncertainties; the risk that stockholders are not guaranteed to receive any of the proceeds from the sale transaction; the risk that management could spend or invest the net proceeds from the sale transaction in ways against stockholders’ wishes; the risk that some of our executive officers might have interests in the sale transaction that might be in addition to, or different from, stockholders’ interests; the risk that our business following the sale transaction would be reduced and less diversified; the risk that we would be unable to compete with respect to certain specialty paper products for two years after the closing of the sale transaction; the risk that we may be unable to obtain governmental and regulatory approvals required for the sale transaction, or required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the sale transaction; the risk that an event, change or other circumstances could give rise to the termination of the sale transaction; the risk that failure to consummate the sale transaction might materially and adversely affect our business, financial condition and results of operation; the risk that a condition to closing of the sale transaction may not be satisfied; the risk that we would be required to pay a termination fee or expense reimbursement if the purchase agreement for the sale transaction is terminated under specified circumstances, which might discourage third parties from submitting an alternative proposal; the timing to consummate the sale transaction; the risk that any announcement relating to the sale transaction could have adverse effects on the market price of our common stock; the risk of and the outcome of any pending or threatened litigation related to the sale transaction or the Annual Meeting; the risk of disruption from the sale transaction making it more difficult to maintain relationships with customers, employees or suppliers; the diversion of management time on transaction-related issues; our adoption of a limited duration stockholder rights plan and its ability to delay or discourage a merger, tender offer or change of control; negative effects of a proxy contest and the actions of activist stockholders; developments in alternative media, which have and are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; intense competition in the paper manufacturing industry; our dependence on a small number of customers for a significant portion of our business; any additional closure and other restructuring costs; our limited ability to control the pricing of our products or pass through increases in our costs to our customers; changes in the costs of raw materials and purchased energy; negative publicity, even if unjustified; any failure to comply with environmental or other laws or regulations, even if inadvertent; legal proceedings or disputes; any labor disputes; our ability to continue to execute and implement our strategic plan; our initiatives to improve our financial and operational performance and increase our growth and profitability; our future operational and financial performance; the effect that the election of Atlas/Blue Wolf’s nominees to our board of directors will have on our execution of our long-term plan and long-term stockholder value; the future effect of our strategic plan on our probability, growth and stockholder return; and the potential risks and uncertainties described in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2018, as amended, Part I, Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” Part II, Item 1A, “Risk Factors” of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, and “Risk Factors Relating to the Sale Proposal” of our definitive proxy statement filed with the SEC on December 30, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent annual reports on Form 10-K and quarterly reports on Form 10-Q. We assume no obligation to update any forward-looking statement made in this letter to stockholders to reflect subsequent events or circumstances or actual outcomes.

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Additional Information and Where to Find It

In connection with the solicitation of proxies concerning the matters to be considered at the Annual Meeting, including the proposed sale transaction, the Company has filed a definitive proxy statement, WHITE proxy card and other materials with the SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER MATERIALS FILED WITH THE SEC CAREFULLY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING. Investors may obtain copies of these documents free of charge at the SEC’s website (www.sec.gov) and from the Company.

Participants in the Solicitation

The Company, its directors, executive officers and other persons related to the Company may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Annual Meeting, including the proposed sale transaction. Information about the directors and executive officers of the Company and their ownership of Company common stock is set forth in the definitive proxy statement for the Annual Meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is also in the definitive proxy statement for the Annual Meeting and other relevant materials to be filed with the SEC when such materials become available.

Media Contact:

Kathi Rowzie

Vice President, Communications and Public Affairs

(937) 528-3700

kathi.rowzie@versoco.com

or

Steve Frankel / Nick Lamplough / Ed Trissel

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investor Contact:

(937) 528-3220

investor.relations@versoco.com

Additional Investor Contact:

Bob Marese

MacKenzie Partners, Inc.

212-929-5500

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